UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 13, 2023

Cognizant Technology Solutions Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	0-24429	13-3728359
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Frank W. Burr Blvd.
Teaneck, New Jersey 07666
(Address of Principal Executive Offices including Zip Code)
(201) 801-0233
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	CTSH	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of New Director
On February 13, 2023, the Board of Directors (the “Board”) of Cognizant Technology Solutions Corporation (the “Company”) increased the size of the Board and appointed Nella Domenici to the Board, effective February 21, 2023. Ms. Domenici will stand for re-election at the 2023 annual meeting of shareholders. The Board determined that Ms. Domenici qualifies as an “independent director” under the rules of The Nasdaq Stock Market, LLC. Ms. Domenici was selected as a director based on her significant experience in strategic finance management, corporate strategy and operations, and capital markets, as summarized below.

Ms. Domenici, 62, most recently served as the Chief Financial Officer and a member of the Management Committee of Dataminr, a leading artificial intelligence company that detects emerging risks from publicly available information, from September 2020 to September 2021. Prior to joining Dataminr, Ms. Domenici was Chief Financial Officer and a member of the Operating Committee at Bridgewater Associates, a global leader in institutional portfolio management and the world's largest hedge fund, from 2015 to May 2018, after serving as a Strategic Advisor to its Management Committee from 2012 to 2015. Prior to 2012, Ms. Domenici held senior strategic and financial positions at other prominent companies, including Citadel Investment Group, Credit Suisse and the Monitor Consulting Group. She currently serves on the board of directors of AllianceBernstein Holding LP and, from May 2020 to October 2022, she served on the board of Change Healthcare Inc. Ms. Domenici received her bachelor’s degree in English literature from Georgetown University, her juris doctorate from Georgetown University Law Center and her Master of Business Administration degree from Harvard Business School where she graduated with high distinction as a Baker Scholar.
In connection with her appointment, Ms. Domenici will receive compensation for serving on the Board as follows:
•A cash retainer of $29,315 (the pro-rated portion of the $100,000 annual cash retainer amount paid to all directors for service between the 2022 and 2023 annual meetings of shareholders of the Company); and
•The grant of a number of restricted stock units equal in value to $61,562, as measured by the closing price of the Company’s Class A Common Stock, par value $0.01 per share on February 21, 2023 (rounded down to the nearest whole share), with such stock grant to vest on February 21, 2024 (such grant being the pro-rated portion of the $210,000 in restricted stock units, based on fair market value on date of grant, granted to all directors for service between the 2022 and 2023 annual meetings of shareholders of the Company).
Ms. Domenici will enter into the Company’s standard form of indemnification agreement for directors and officers with the Company.
Committee Assignments for Newly Appointed Directors
The Company previously announced the appointment of Eric Branderiz to its Board of Directors effective February 21, 2023. It also announced that Maureen Breakiron-Evans, who joined the Board in 2009, had informed the Board that she will not stand for re-election at Cognizant's 2023 Annual Meeting of Shareholders. Given these changes to the Board's composition, the Company noted that the Board intended to evaluate the composition of its committees. That evaluation has not yet been completed but is intended to optimize each committee's balance of director skills and tenures along with a mix of diverse backgrounds. It is currently expected that Ms. Domenici will be appointed to the Board’s Finance and Strategy Committee and its Governance and Sustainability Committee. It is also anticipated that Mr. Branderiz will be appointed to the Board’s Audit Committee and its Compensation and Human Capital Committee.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

By:	/s/ John Kim
Name:	John Kim
Title:	Executive Vice President, General Counsel, Chief Corporate Affairs Officer and Secretary

Date: February 16, 2023